Filed Pursuant to Rule 424(b)(3)

SEC File No. Registration Nos. 333-225520 and 333-225936

CORRECTIVE SUPPLEMENT TO

HL ACQUISITIONS CORP.

PROSPECTUS

This corrective supplement to the prospectus of HL Acquisitions Corp. corrects the disclosure contained on the front cover of the prospectus as follows:

Outside Date to Distribute Trust Account Proceeds

The date in the penultimate paragraph on the front cover of the prospectus relating to when funds may be released from the trust account is corrected to be January 2, 2020 (as opposed to January 2, 2019 as contained in the original prospectus). Accordingly, the penultimate paragraph is corrected in its entirety to read as follows:

“Upon consummation of the offering, an aggregate of $50,000,000 (or $57,500,000 if the over-allotment option is exercised in full) or $10.00 per unit sold to the public in this offering will be deposited into a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in this prospectus, these funds will not be released to us until the earlier of the completion of a business combination and our redemption of our public shares (which may not occur until January 2, 2020).”

This Corrective Supplement is dated as of July 2, 2018